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                                                                   EXHIBITI 99.3




                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

                        ARDENT COMMUNICATIONS CORPORATION
                             1996 STOCK OPTION PLAN


OPTIONEE:  1~

                  STOCK OPTION ASSUMPTION AGREEMENT issued as of the 25th day of July, 1997 by Cisco Systems, Inc., a California corporation ("Cisco").

                  WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Ardent Communications Corporation, a California corporation ("Ardent"), which were granted to Optionee under the Ardent Communications Corporation 1996 Stock Option Plan (the "Plan") and are evidenced by a Notice of Stock Option Grant and Stock Option Agreement (together, the "Option Agreement") between Ardent and Optionee.

                  WHEREAS, Ardent has this day been acquired by Cisco through the merger of Ardent with and into Cisco (the "Merger") pursuant to the Agreement of Merger dated July 25, 1997, by and between Cisco and Ardent (the "Merger Agreement").

                  WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of Ardent under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

                  WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.150916 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of Ardent common stock ("Ardent Stock").

                  WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. The number of shares of Ardent Stock subject to the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "Ardent Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Ardent under each of


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the Ardent Options. In connection with such assumption, the number of shares of
Cisco Stock purchasable under each Ardent Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Ardent Option hereby assumed shall be as specified for that option in attached Exhibit B, and the adjusted exercise price payable per share of Cisco Stock under the assumed Ardent Option shall be as indicated for that option in attached Exhibit B.

                  2. The intent of the foregoing adjustments to each assumed Ardent Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Ardent Stock subject to the Ardent Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Ardent Option immediately prior to the Merger.

                  3. The following provisions shall govern each Ardent Option hereby assumed by Cisco:

                                    (a) Unless the context otherwise requires,
                  all references to the "Company" in each Option Agreement and in the Plan (as incorporated into such Option Agreement) shall mean Cisco, all references to "Common Stock," "Shares" or "Optioned Stock" shall mean shares of Cisco Stock, all references to the "Board of Directors" shall mean the Board of Directors of Cisco, and all references to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                                    (b) The grant date and the expiration date
                  of each assumed Ardent Option and all other provisions which govern either the exercisability or the termination of the assumed Ardent Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                                    (c) Pursuant to the terms of the Plan and
                  the Option Agreement, the installment exercise schedule in effect under each Ardent Option will automatically convert, as of the Effective Time, from a five (5)- year exercise schedule to a four (4)-year exercise schedule, so that, as of such Effective Time, each such Ardent Option will become exercisable for the option shares as follows: (i) twenty-five percent (25%) of the option shares upon Optionee's completion of one (1) year of service measured from the



                                       2.

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                  Optionee's vesting commencement date and (ii) the balance of the option shares in a series of thirty-six (36) successive equal monthly installments upon the Optionee's completion of each additional month of service over the thirty-six (36) month period measured from the first anniversary of the Optionee's vesting commencement date. Each Ardent Option, as so converted, will be assumed by Cisco as of the Effective Time, adjusted in accordance with the provisions of paragraph 1 above.

                                    (d) For purposes of applying any and all
                  provisions of the Option Agreement relating to Optionee's status as an employee or a consultant of Ardent, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Ardent Options upon Optionee's cessation of service as an employee or a consultant of Ardent shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Cisco and its subsidiaries, and each assumed Ardent Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee or a consultant of Cisco and its subsidiaries. In accordance with the Plan and the Option Agreement, a change in status from an employee to a consultant or from a consultant to an employee will not constitute an interruption of continuous status as an employee or a consultant.

                                    (e) The adjusted exercise price payable for
                  the Cisco Stock subject to each assumed Ardent Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Ardent Stock prior to the Merger shall be taken into account.

                                    (f) In order to exercise each assumed Ardent
                  Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                                    Cisco Systems, Inc.
                                    170 West Tasman Drive
                                    San Jose, CA 95134
                                    Attention:  Option Plan Administrator



                                       3.

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                  4. Except to the extent specifically modified by this Option
Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


                  IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ____ day of ____________________, 1997.



                                      CISCO SYSTEMS, INC.



                                       By:
                                          ------------------------------------



                                 ACKNOWLEDGMENT


                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Ardent Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.



                                          ------------------------------------
                                                     1~, OPTIONEE



DATED:                   , 199_
      -------------------



                                       4.

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                                    EXHIBIT A

                Optionee's Outstanding Options to Purchase Shares
                      of Ardent Communications Corporation
                            Common Stock (Pre-Merger)



























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                                    EXHIBIT B

                Optionee's Outstanding Options to Purchase Shares
                             of Cisco Systems, Inc.
                           Common Stock (Post-Merger)